Exhibit 1.02

Conflict Minerals Report of Ambarella, Inc.

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report for Ambarella, Inc. (“Ambarella”, “we” , “us” or “our”), filed with the Securities Exchange Commission (SEC) in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934 (the “1934 Act”) for calendar year 2013. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment.

If a registrant can establish that the conflict minerals in its products originated from sources other than the Democratic Republic of the Congo (DRC) or an adjoining country, or from recycled and scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the origin of the conflict minerals in its products.

If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the DRC or an adjoining country, or if the registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody, and the registrant must annually submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

Consistent with the provisions of Rule 13p-1, neither this specialized disclosure report nor our Reasonable Country of Origin Inquiry described herein has been audited by a third party.

1.	Company Overview

Ambarella was incorporated in the Cayman Islands in 2004. Ambarella designs, markets and sells low-power, high-definition (HD) video compression and image processing semiconductor solutions. Ambarella’s system-on-a-chip (SoC) solutions are used in a variety of HD cameras, including IP security cameras, wearable sports cameras and automotive video camera recorders. In addition, Ambarella’s’ video compression SoCs also are used in television broadcasting equipment. Ambarella’s ordinary shares have been listed on the NASDAQ Stock Market (symbol: AMBA) since the company’s initial public offering in October 2012.

Ambarella’s SoC solutions integrate HD video processing, image processing, audio processing and system functions onto a single semiconductor chip, delivering exceptional video and image quality, functionality and low power consumption. Ambarella sells its SoC solutions to manufacturers of video cameras and television broadcasting infrastructure equipment. Ambarella’s primary camera markets are for wearable sports cameras, Internet Protocol, or IP, security cameras, automotive aftermarket cameras and telepresence cameras.

During the 2013 calendar year, we sub-contracted to manufacture products containing 3TG minerals and that the use of these minerals is necessary to the functionality or production of our products.

2.	Supply Chain Overview

We operate our business based on a fabless semiconductor model. Accordingly, we rely on third parties located in Asia for substantially all of our manufacturing operations, including wafer fabrication, assembly and testing of our products. There are multiple tiers between our company and the mines that produce conflict minerals. Accordingly, we rely on our direct suppliers to provide information on the origin of the conflict minerals that are included in our products.

3.	Due Diligence Program

3.1.	Conflict Minerals Policy

Our policy with respect to the sourcing of conflict minerals can be found at www.ambarella.com. The content of any website referred to in this report is included for general information only and is not incorporated by reference in this report.

3.2.	Due Diligence Process

Our due diligence processes and efforts have been developed in conjunction with the second edition of the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tin, tantalum and tungsten. We designed our due diligence process to conform in all material respects with these OECD guidelines. Ambarella’s due diligence measures included:

•	Identification of the components in Ambarella products that contain conflict minerals, and the suppliers through which those components are sourced;

•	Having discussions with our direct suppliers regarding the Rule and their efforts to ensure conflict minerals contained in our products do not originate from the DRC or adjoining countries;

•	Conducting a supply-chain survey with direct suppliers of materials containing conflict minerals using the using the standard Conflict Minerals Reporting Template designed by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI); and

•	Comparing the smelters and refiners identified in the supply-chain survey against the list of smelter facilities which have been identified as “conflict free” by programs such as the EICC/GeSI Conflict Free Smelter (CFS) program for tantalum, tin, tungsten and gold.

Our conflict minerals project team responsible for conducting the due diligence is comprised of employees in our operations department, which is responsible for selecting, and retaining relationships with, our third-party vendors. Our due diligence process is overseen by executives from our operations and legal functions.

3.3.	Record Maintenance

We have retained all relevant documentation from our RCOI documentation to ensure the retention of relevant documentation in a structured electronic database.

4.	Reasonable Country of Origin Inquiry (RCOI) and RCOI Results

We conducted a survey of our active suppliers using a template developed by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI), known as the Conflict Minerals Reporting Template. The template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. This template is being widely adopted by many companies in their due diligence processes related to conflict minerals.

During the process of our review, we identified our high-risk direct suppliers who fell within the scope of our RCOI. We sent the Conflict Minerals Reporting Template to these direct suppliers and received responses from each of them. These responses indicated that some of our products do not contain conflict minerals from the DRC or an adjoining country. In several instances, however, the supplier’s response contained insufficient information regarding the mines or sources of origin of those conflict minerals or listed smelters that have not obtained a “conflict-free” designation from an independent, third-party audit program.

Despite having conducted a good faith reasonable country of origin inquiry and due diligence process, we do not currently have sufficient information from our suppliers to determine the country of origin of all of the conflict minerals used in our products or identify the facilities used to process those conflict minerals. Continuing to use our supply chain due diligence processes, we hope to further develop transparency into our supply chain.

5.	Audit of Supply Chain Due Diligence

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of the other entities in our supply chain. However, we do rely upon industry efforts to influence smelters and refineries to participate in the EICC/GeSI Conflict-Free Smelter Program.

6.	Improvement Efforts to Mitigate Risk

We intend to undertake the following next steps to improve the due diligence process and to gather additional information that will assist us to determine whether the conflict minerals we utilize originate from the DRC or adjoining countries or come from recycled or scrap sources:

•	continue to conduct and report annually on supply chain due diligence for the applicable conflict minerals;

•	examine the possibility of establishing new terms and conditions in supplier contracts that stipulate responses to conflict mineral related inquires;

•	attempt to validate supplier responses using information collected via independent conflict free smelter validation programs such as the Electronic Industry Citizenship Coalition / Global e-Sustainability Initiative (EICC/GeSI) Conflict Free Smelter Program; and

•	encourage direct suppliers to purchase components or other materials included in components used in Ambarella products from smelters that have obtained a “conflict-free” designation from an independent, third-party audit program.